Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

LOEWS CORPORATION

Under Section 242 of the General Corporation Law
of the State of Delaware

It is hereby certified that:

1.  The name of the corporation (hereinafter the “Corporation”) is Loews Corporation.

2.  The certificate of incorporation of the Corporation is hereby amended by striking out the first paragraph of Article Fourth thereof and by substituting in lieu of said paragraph the following new paragraph:

“FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,500,000,000 shares, consisting of 100,000,000 shares of Preferred Stock, par value $.10 per share (“Preferred Stock”), and 2,400,000,000 common shares, of which 1,800,000,000 shall be Loews common stock having a par value of $0.01 per share (“Loews common stock”) and 600,000,000 shall be Carolina Group stock having a par value of $0.01 per share (“Carolina Group stock”).”

3.  The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Loews Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer this 3rd day of August, 2006.

/s/ Gary W. Garson

Gary W. Garson,
Secretary